Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Williams Controls, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 333-43006, 333-59397, and 333-90565, on Form S-3 and No. 333-56591 on Form S-8) of Williams Controls, Inc. of our report dated December 12, 2006, except as to Note 13, which is as of December 14, 2007, with respect to the consolidated balance sheet of Williams Controls, Inc. as of September 30, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2006, which report appears in the September 30, 2007 annual report on Form 10-K of Williams Controls, Inc.

/s/ KPMG LLP
Portland, Oregon
December 14, 2007

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